UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2025

QVC GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Series A Common Stock	QVCGA	The Nasdaq Stock Market LLC
Series B Common Stock	QVCGB	The Nasdaq Stock Market LLC
8.0% Series A Cumulative Redeemable Preferred Stock	QVCGP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, QVC Group, Inc. (the “Company”), formerly known as Qurate Retail, Inc., received written notice from The Nasdaq Stock Market (“Nasdaq”) of its non-compliance with the minimum bid price requirement for continued listing of the Company’s Series A common stock (“QVCGA”) and was given until June 9, 2025 (the “Compliance Date”) to comply with the minimum bid price requirement for continued listing of QVCGA (the “Minimum Bid Price Requirement”), subject to the Company’s confirmation that, if necessary to regain compliance with the Minium Bid Price Requirement prior to the Compliance Date, the Company would effect a reverse stock split of QVCGA. As previously disclosed, the Company’s stockholders approved a proposal to effect a reverse stock split at the Company’s Annual Meeting of Stockholders held on May 12, 2025. The Company’s charter requires that any reverse stock split be effected on an equal per share basis for QVCGA and the Company’s Series B common stock (“QVCGB” and, together with QVCGA, the “Common Stock”). The Company intends to effect a reverse stock split of the Company’s Common Stock at a ratio of 1-for-50 (the “Reverse Stock Split”) and to file an amendment to its Restated Certificate of Incorporation to legally effect the Reverse Stock Split on or about 4:01 p.m., Eastern Time, on May 22, 2025.

Based on recent trading prices for QVCGA, the Company evaluated the likelihood that QVCGB would maintain compliance with the relevant Nasdaq listing rules following the implementation of the Reverse Stock Split. The Company does not expect that QVCGB will continue to satisfy Nasdaq’s continued listing requirements for The Nasdaq Capital Market and, following such evaluation, the Company’s board of directors (the “Board”) approved the voluntarily delisting of QVCGB from The Nasdaq Capital Market. On May 16, 2025, the Company notified Nasdaq of its decision to voluntarily delist QVCGB from The Nasdaq Capital Market and its intent to file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on or about May 27, 2025.

The Company has applied for QVCGB to be quoted on the OTCQB Venture Market (“OTCQB”), and it intends to take such actions to enable QVCGB to be quoted on the OTCQB or on another market operated by OTC Markets Group Inc. (“OTC”), so that a trading market may continue to exist for QVCGB. There is no guarantee, however, that a broker will continue to make a market in QVCGB and that trading will continue on an OTC market or otherwise. The QVCGB ticker symbol is not expected to change in connection with commencement of quotation on OTC.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, the Company is undertaking various organizational and strategic changes and is in the process of transitioning various general and administrative services currently provided by Liberty Media Corporation (“Liberty Media”) under the Services Agreement, dated as of September 23, 2011, by and between Liberty Media and the Company (the “Services Agreement”), to the management of the Company, including legal, tax, accounting, treasury, information technology, cybersecurity and investor relations support. As part of this transition, effective May 13, 2025, Renee L. Wilm has stepped down as Chief Legal Officer of the Company, and her functions have now been assumed by Eve DelSoldo, Executive Vice President and General Counsel of the Company. In addition, other officers providing treasury and investor relations support have also stepped down as part of this transition. All investor relations inquiries should be directed to investor@qvcgrp.com. The Services Agreement between Liberty Media and the Company remains in effect.

Item 7.01. Regulation FD Disclosure.

On May 16, 2025, the Company issued a press release regarding the Reverse Stock Split, as well as the Company’s intention to voluntarily delist QVCGB from The Nasdaq Capital Market and transfer QVCGB to OTCQB.

This Item 7.01 and the press release attached hereto as Exhibit 99.1 are being furnished to the SEC in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 16, 2025
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2025

QVC GROUP, INC.

By:	/s/ Katherine C. Jewell
Name: Katherine C. Jewell
Title: Vice President and Secretary